UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

May 16, 2005

APOGEE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10456	04-3005815
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

129 Morgan Drive
Norwood, Massachusetts 02062
(781) 551-9450

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a), (b) and (d) Not applicable.

(c):

On May 16, 2005, Apogee Technology, Inc. (the “Company”) announced that it had hired Paul Murphy, 57, as its Chief Financial Officer and Vice President of Finance effective June 1, 2005.  Mr. Murphy will assume all of the responsibilities customarily associated with the role of Chief Financial Officer and Vice President of Finance, including the responsibilities of the Company’s Principal Accounting Officer.

Prior to joining the Company, from June 2004 to June 2005, Mr. Murphy was an independent contractor with JH Cohn, LLP, an accounting firm, working on engagements with public companies to design, assess and test controls for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.  From March 2002 until June 2004, Mr. Murphy worked as a self employed consultant for companies on short-term projects of the type ordinarily undertaken by a Chief Financial Officer.  From February 1999 through January 2002, Mr. Murphy was the Senior Vice President, Chief Financial Officer and Treasurer of Artel Video Systems, Inc., a video networking technology company.

From 1979 though 1999, Mr. Murphy worked as a Chief Financial Officer with four companies, three of which were publicly traded issuers.  He received a B.S. from Brooklyn College in 1973 (magna cum laude) and an M.B.A. at the Harvard Graduate School of Business Administration in 1975.

Mr. Murphy will initially be paid an annual salary of $160,000 and will receive options to purchase 60,000 shares of the Company’s common stock at fair market value. Mr. Murphy will be an “at will” employee of the Company.

A copy of Apogee’s press release relating to this event is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements And Exhibits.

(c)	Exhibits

99.1	Press release dated May 16, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOGEE TECHNOLOGY, INC.

Dated: May 18, 2005	By:	/s/ Herbert M. Stein
Herbert M. Stein President, Chief Executive Officer and Chairman of the Board